Exhibit 99.2

Press Release	Source: Click Commerce, Inc.

Click Commerce Earnings To Be Announced February 21st, 2006

Wednesday February 8, 7:20 pm ET

CHICAGO—(BUSINESS WIRE)—Feb. 8, 2006—Click Commerce, Inc. (Nasdaq:CKCM - News), today announced that the Company has rescheduled the release of its 2005 fourth quarter financial results and its earnings call for Tuesday, February 21st. This change from the previously announced date of February 16th reflects unanticipated delays resulting from the negotiation and today’s closing of the Company’s Elance acquisition, which was announced earlier today, as well as the Company’s completion of Sarbanes Oxley - Section 404 certification process.

As a result of shareholder inquiries, the Company noted that yesterday was the one-year anniversary of the Optum transaction, and as a result, approximately 1.1 million shares of Click Commerce common stock issued as consideration for that acquisition became tradeable under SEC rule 144(k).

The Company also regrets that due to the previously announced Elance acquisition, it was unable to participate in the Thomas Weisel Technology Conference yesterday in San Francisco.

The February 21st earnings call will be broadcast live at 4:30 p.m. Eastern time over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” section of Click Commerce’s Web site, located at www.clickcommerce.com, at least 15 minutes prior to the call’s broadcast.

About Click Commerce

Click Commerce, Inc., (Nasdaq:CKCM - News), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, and high-tech. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Eastman Kodak Company, Jabil Global Services, Microsoft, Pier 1, Ryder, and Verizon to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. More information can be found at www.clickcommerce.com.

Click Commerce is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Contact:

Click Commerce, Inc.

Mike Nelson (Investor Relations), 312-377-3050

ir@clickcommerce.com

Nellie Vallieres (Media Relations), 312-377-3944

nellie.vallieres@clickcommerce.com